Exhibit 1.1

CHINA GREEN AGRICULTURE, INC.

3,500,000 Shares of Common Stock

UNDERWRITING AGREEMENT

July 20, 2009

ROTH CAPITAL PARTNERS, LLC
24 Corporate Plaza
Newport Beach, CA 92660

Ladies and Gentlemen:

China Green Agriculture, Inc., a Nevada corporation (the “Company”), proposes, subject to the terms and conditions herein, to issue and sell to Roth Capital Partners, LLC (the “Underwriter”) an aggregate of 3,500,000 shares (the “Shares”) of its common stock, $0.001 par value per share (the “Common Stock”) of the Company.

The Company and the Underwriter hereby confirm their agreement with respect to the purchase and sale of the Shares as follows:

Section 1.  Representations, Warranties and Agreements of the Company.

The Company hereby represents, warrants and covenants to the Underwriter as of the date hereof, as of the Closing Date (as defined below) and as of each Option Closing Date (as defined below), as follows:

(a)  Registration Statement. (i)  The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-159842) under the Securities Act of 1933, as amended, and the rules and regulations of the Commission thereunder (collectively, the “Securities Act”) and such amendments to such registration statement as may have been required to the date of this Agreement.  Such registration statement has been declared effective by the Commission.  Each part of such registration statement, at any given time, including amendments thereto at such time, the exhibits and any schedules thereto at such time, the documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act at such time and the documents and information otherwise deemed to be a part thereof or included therein by Rule 430B under the Securities Act or otherwise pursuant to the Securities Act at such time, is herein called the “Registration Statement.” The Company and the transactions contemplated by this Agreement meet the requirements and comply with the conditions for the use of Form S-3 under the Securities Act.  The offering of the Shares by the Company complies with the applicable requirements of Rule 415 under the Securities Act.  The Company has complied with all requests of the Commission for additional or supplemental information.

(ii)  No stop order preventing or suspending use of the Registration Statement, any Preliminary Prospectus or the Prospectus or the effectiveness of the Registration Statement, has been issued by the Commission, and no proceedings for such purpose have been instituted or, to the Company’s knowledge, are contemplated or threatened by the Commission.

(iii)  The Company shall file with the Commission pursuant to Rule 424 under the Securities Act a final prospectus supplement relating to the Shares to a form of prospectus included in the Registration Statement relating to the Shares in the form heretofore delivered to the Underwriter.  Such prospectus included in the Registration Statement at the time it was declared effective by the Commission or in the form in which it has been most recently filed with the Commission on or prior to the date of this Agreement is hereinafter called the “Base Prospectus.” Such supplemental form of prospectus, in the form in which it shall be filed with the Commission pursuant to Rule 424(b)(including the Base Prospectus as so supplemented) is hereinafter called the “Prospectus.” Any preliminary form of Prospectus which is filed or used prior to filing of the Prospectus is hereinafter called a “Preliminary Prospectus.” Any reference herein to the Base Prospectus, any Preliminary Prospectus or the Prospectus or to any amendment or supplement to any of the foregoing shall be deemed to refer to include any documents incorporated by reference therein pursuant to Item 12 of Form S-3 under the Securities Act as of the date of such prospectus, and, in the case of any reference herein to the Prospectus, also shall be deemed to include any documents incorporated by reference therein, and any supplements or amendments thereto, filed with the Commission after the date of filing of the Prospectus under Rule 424(b) under the Securities Act, and prior to the termination of the offering of the Shares by the Underwriter.

(iv)  For purposes of this Agreement, all references to the Registration Statement, the Base Prospectus, any Preliminary Prospectus, the Prospectus or any amendment or supplement to any of the foregoing shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”).  All references in this Agreement to amendments or supplements to the Registration Statement, the Base Prospectus, any Preliminary Prospectus or the Prospectus shall be deemed to mean and include the subsequent filing of any document under the Exchange Act (as defined herein) and which is deemed to be incorporated therein by reference therein or otherwise deemed to be a part thereof.

(b)  Compliance with Registration Requirements.  As of the time of filing of the Registration Statement or any post-effective amendment thereto, at the time it became effective (including each deemed effective date with respect to the Underwriter pursuant to Rule 430B under the Securities Act), at all other subsequent times until the expiration of the Prospectus Delivery Period (as defined below), as of the Closing Date and as of any Option Closing Date, the Registration Statement complied and will comply, in all material respects, with the requirements of the Securities Act, including compliance with the requirements for use of Form S-3 pursuant to General Instruction I.B.1. of such form, and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Preliminary Prospectus and the Prospectus, at the time of filing or the time of first use, at all other subsequent times until the expiration of the Prospectus Delivery Period, as of the Closing Date and as of any Option Closing Date, complied and will comply, in all material respects, with the requirements of the Securities Act and did not and will not contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representations or warranty in this paragraph with respect to any Underwriter Information (as defined in Section 7).

(c)  Disclosure Package.  As of the Time of Sale (as defined below), at all other subsequent times until the expiration of the Prospectus Delivery Period, as of the Closing Date and as of any Option Closing Date, the Statutory Prospectus (as defined below) and the information included on Schedule II hereto, all considered together (collectively, the “Disclosure Package”), did not include or will not include any untrue statement of a material fact or omitted or will omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that the Company makes no representations or warranty in this paragraph with respect to any Underwriter Information.  No statement of material fact included in the Prospectus has been omitted from the Disclosure Package and no statement of material fact included in the Disclosure Package that is required to be included in the Prospectus has been omitted therefrom. As used in this paragraph and elsewhere in this Agreement:

(1) “Time of Sale” with respect to any Investor, means 6:30 p.m., Eastern time, on the date of this Agreement.

(2) “Statutory Prospectus” as of any time means the prospectus that is included in the Registration Statement immediately prior to the Time of Sale, including any document incorporated by reference therein.  For purposes of this definition, information contained in a form of prospectus that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus as of the actual time that form of prospectus is filed with the Commission pursuant to Rule 424(b).

(d)  No Free Writing Prospectuses.  As used in this Agreement, “Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 under the Securities Act (“Rule 433”), whether or not required to be filed with the Commission and whether or not intended for general distribution to prospective investors.  The Company is ineligible to utilize any Issuer Free Writing Prospectus and no Issuer Free Writing Prospectus(es) nor any other written information that may constitute a free writing prospectus have been issued or will be issued or used by the Company.

(e)  No Conflicts with Registration Statement.  The Company acknowledges that any other Company-prepared or sanctioned written information other than the Disclosure Package, as of its issue date and at all subsequent times through the Prospectus Delivery Period or until any earlier date that the Company notified or notifies the Underwriter, did not, does not and will not include any information that conflicted, conflicts or will conflict with the information contained in the Registration Statement, any Statutory Prospectus or the Prospectus, including any document incorporated by reference therein and any prospectus supplement deemed to be a part thereof that has not been superseded or modified; provided, that the Company makes no representations or warranty in this paragraph with respect to any Underwriter Information.

(f)  Distributed Materials. The Company has not, directly or indirectly, distributed and will not distribute any prospectus or other offering material in connection with the offering and sale of the Shares other than any Preliminary Prospectus, the Disclosure Package or the Prospectus, and other materials, if any, permitted under the Securities Act to be distributed and consistent with Section 3(d) below. The parties hereto agree and understand that the content of any and all “road shows” related to the offering of the Shares contemplated hereby is solely the property of the Company.

(g)  Incorporated Documents.  The documents incorporated by reference in the Disclosure Package and in the Prospectus, when they became effective or were filed with the Commission, as the case may be, conformed in all material respects to the requirements of the Securities Act or the Exchange Act, as applicable, and were filed on a timely basis with the Commission and none of such documents contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h)  Due Incorporation.  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada, with the corporate power and authority to own its properties and to conduct its business as currently being carried on and as described in the Registration Statement, the Disclosure Package and the Prospectus.  The Company is duly qualified to transact business as a foreign corporation and is in good standing under the laws of each other jurisdiction in which its ownership or leasing of property or the conduct of its business requires such qualification, except where the failure to be so qualified and in good standing would not, individually or in the aggregate, result in any material adverse effect upon, or change in, the general affairs, business, operations, prospects, properties, financial condition, or results of operations of the Company (a “Material Adverse Effect”).

(i)  Subsidiaries. Each subsidiary of the Company has been duly incorporated or organized, is validly existing as a corporation or other legal entity in good standing (or the foreign equivalent thereof) under the laws of the jurisdiction of its incorporation or organization, has the corporate power and authority to own its properties and to conduct its business as currently being carried on and as described in the Registration Statement, the Disclosure Package and the Prospectus and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership, leasing or operation of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not result in a Material Adverse Effect.  All of the issued and outstanding shares of capital stock or other equity interests of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except as otherwise described in the Registration Statement, the Disclosure Package and in the Prospectus, are owned directly by the Company or through its wholly owned subsidiaries, free and clear of all liens, encumbrances, equities or claims. There is no outstanding option, right or agreement of any kind relating to the issuance, sale or transfer of any capital stock or other equity securities of the Subsidiaries to any person or entity except the Company, and none of the outstanding shares of capital stock or other equity interests of any Subsidiary was issued in violation of any preemptive or other rights to subscribe for or to purchase or acquire any securities of any of the Subsidiaries. Except for its Subsidiaries, the Company owns no beneficial interest, directly or indirectly, in any corporation, partnership, joint venture or other business entity.  The Company has no significant subsidiaries (as such term is defined in Rule 1-02(w) of Regulation S-X promulgated by the Commission) other than the Subsidiaries listed on Schedule I attached hereto (collectively, the “Subsidiaries”).

(j)  Capitalization.  The Company has duly and validly authorized capital stock as set forth in each of the Registration Statement, Disclosure Package and Prospectus; all outstanding shares of Common Stock of the Company conform, or when issued will conform, to the description thereof in the Registration Statement, the Disclosure Package and the Prospectus and have been, or, when issued and paid for in the manner described herein will be, duly authorized, validly issued, fully paid and non-assessable; and the issuance of the Shares to be purchased from the Company hereunder is not subject to preemptive or other similar rights, or any restriction upon the voting or transfer thereof pursuant to applicable law or the Company’s Articles of Incorporation, bylaws or governing documents or any agreement to which the Company is a party or by which it may be bound.

(k)  Authorization, Issuance.  All corporate action required to be taken by the Company for the authorization, issuance and sale of the Shares has been duly and validly taken.  The Shares have been duly and validly authorized.  When the Shares have been issued and delivered against payment therefor as provided herein, the Shares, when so issued and sold, will be duly and validly issued, fully paid and non-assessable and the Investors or other persons in whose names Shares are registered will acquire good and valid title to such Shares, in each case free and clear of all liens, encumbrances, equities, preemptive rights and other claims.  The Shares will conform in all material respects to the description thereof contained in the Registration Statement, the Disclosure Package and the Prospectus.  No further approval or authority of the shareholders or the Board of Directors of the Company will be required for the issuance and sale of the Shares as contemplated herein.  Except as disclosed in each of the Disclosure Package and Prospectus, there are no outstanding subscriptions, rights, warrants, options, calls, convertible securities, commitments of sale or rights related to or entitling any person to purchase or otherwise to acquire any shares of, or any security convertible into or exchangeable or exercisable for, the capital stock of, or other ownership interest in, the Company, except for such options or rights as may have been granted by the Company to employees, directors or consultants pursuant to its stock option or stock purchase plans.

(l)  No Registration Rights.  Neither the filing of the Registration Statement nor the offering or sale of the Shares as contemplated by this Agreement gives rise to any rights, other than those which have been waived or satisfied, for or relating to the registration of any shares of Common Stock or other securities of the Company.

(m)  Due Authorization and Enforceability. This Agreement has been duly authorized, executed and delivered by the Company, and constitutes a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as rights to indemnity hereunder may be limited by state securities laws and except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity.

(n)  No Violation.  Neither the Company nor any of the Subsidiaries is in breach or violation of or in default (nor has any event occurred which with notice, lapse of time or both would result in any breach or violation of, or constitute a default) (i) under the provisions of its Articles of Incorporation, Bylaws or other governing documents or (ii) in the performance or observance of any term, covenant, obligation, agreement or condition contained in any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their properties may be bound or affected, or (iii) in the performance or observance of any statute, law, rule, regulation, ordinance, judgment, order or decree of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Company, the Subsidiaries or any of their respective properties, as applicable except, with respect to clauses (ii) and (iii) above, to the extent any such contravention would not result in a Material Adverse Effect.

(o)  No Conflict.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions herein contemplated, including the issuance and sale by the Company of the Shares, will not conflict with or result in a breach or violation of, or constitute a default under (nor constitute any event which with notice, lapse of time or both would result in any breach or violation of or constitute a default under) (i) the provisions of the Articles of Incorporation, Bylaws or other governing documents of the Company or any of the Subsidiaries, (ii) any material indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any material license, lease, contract or other agreement or instrument to which the Company or any of the Subsidiaries is a party or by which any of them or any of their respective properties may be bound or affected, or (iii) any federal, state, local or foreign law, regulation or rule or any decree, judgment or order applicable to the Company or any of the Subsidiaries.

(p)  No Consents Required.  No approval, authorization, consent or order of or filing with any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or of or with any self-regulatory organization or other non-governmental regulatory authority, or approval of the stockholders of the Company (including, but not limited to, such as may be required pursuant to NYSE Amex Company Guide), is required in connection with the issuance and sale of the Shares or the consummation by the Company of the transactions contemplated hereby other than (i) as may be required under the Securities Act, (ii) under the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”), and (iii) under the rules and regulations of the NYSE Amex (“Amex”).  The Company has full power and authority to enter into this Agreement and to authorize, issue and sell the Shares as contemplated by this Agreement.

(q)  Absence of Material Changes. Subsequent to the respective dates as of which information is given in the Disclosure Package, (a) neither the Company nor any of its subsidiaries has incurred any material liability or obligation, direct or contingent, or entered into any material transaction not in the ordinary course of business; (b) neither the Company nor any of its subsidiaries has purchased any of the Company's outstanding capital stock, or declared, paid or otherwise made any dividend or distribution of any kind on the Company's capital stock; and (c) there has not been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of such share of Common Stock upon the exercise of outstanding options or warrants), or material change in the short−term debt or long−term debt of the Company and its Subsidiaries or any issue of options, warrants, convertible securities or other rights to purchase the capital stock (other than grants of stock options under the Company’s stock option plans existing on the date hereof) of the Company, or any Material Adverse Effect.

(r)  Permits.  The Company and each of the Subsidiaries possess all necessary licenses, authorizations, consents and approvals and have made all necessary filings required under any federal, state, local or foreign law, regulation or rule in order to conduct its business.  Neither the Company nor any of the Subsidiaries is in violation of, or in default under, or has received notice of any proceedings relating to revocation or modification of, any such license, authorization, consent or approval.  The Company and each of the Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders or decrees.

(s)  Legal Proceedings. There are no legal or governmental proceedings pending or, to the Company’s knowledge, threatened or contemplated to which the Company or any of the Subsidiaries is or would be a party or of which any of their respective properties is or would be subject at law or in equity, before or by any federal, state, local or foreign governmental or regulatory commission, board, body, authority or agency, or before or by any self-regulatory organization or other non-governmental regulatory authority (including, without limitation, Amex), including no notice or threat or knowledge of any action to (x) rescind any action taken in the course of the Company's reorganization into its current organizational structure (as reported in its SEC filings) or the related issuance of securities or transfer of securities to any prior or current director, officer or significant stockholder of the Company or any of the Subsidiaries, or (y) implement or enforce penalties with respect to such actions by any PRC authority (including national, provincial, local or other authorities), except (i) as described in the Registration Statement, the Disclosure Package and the Prospectus, (ii) any such proceeding, which if resolved adversely to the Company or any Subsidiary, would not result in a judgment, decree, order or penalty having, individually or in the aggregate, a Material Adverse Effect or (iii) any such proceeding that would not prevent or materially and adversely affect the ability of the Company to consummate the transactions contemplated hereby. The Disclosure Package contains in all material respects the same description of the foregoing matters contained in the Prospectus.

(t)  Statutes; Contracts.  There are no statutes or regulations applicable to the Company or contracts or other documents of the Company which are required to be described in the Registration Statement, the Disclosure Package or the Prospectus or filed as exhibits to the Registration Statement by the Securities Act which have not been so described or filed.

(u)  Independent Accountants.  Kabani & Company, Inc., who has certified the financial statements of the Company and the Subsidiaries for fiscal years ended June 30, 2008 and 2007, is an independent registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”)) with respect to the Company within the meaning of the Securities Act and the applicable rules and regulations thereunder adopted by the Commission and the Public Company Accounting Oversight Board (United States).

(v)  Financial Statements.  The consolidated financial statements of the Company and the Subsidiaries, together with the related schedules and notes thereto, set forth or incorporated by reference in the Registration Statement, the Disclosure Package and the Prospectus comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable, and present fairly in all material respects (i) the financial condition of the Company and the Subsidiaries, taken as a whole, as of the dates indicated and (ii) the consolidated results of operations, stockholders’ equity and changes in cash flows of the Company and the Subsidiaries, taken as a whole, for the periods therein specified; and such financial statements and related schedules and notes thereto have been prepared in conformity with United States generally accepted accounting principles, consistently applied throughout the periods involved (except as otherwise stated therein and subject, in the case of unaudited financial statements, to the absence of footnotes and normal year-end adjustments).  There are no other financial statements (historical or pro forma) that are required to be included in the Registration Statement, the Disclosure Package and the Prospectus; and the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not disclosed in the Registration Statement, the Disclosure Package and the Prospectus; and all disclosures contained in the Registration Statement, the Disclosure Package and the Prospectus regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the Commission) comply with Regulation G of the Exchange Act and Item 10(e) of Regulation S-K of the Commission, to the extent applicable, and present fairly the information shown therein and the Company’s basis for using such measures.

(w)  No Material Adverse Change.  There has not been any material adverse change, or any development involving a prospective material adverse change, in the business, properties, management, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole, from that set forth in the Disclosure Package (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement).

(x)  Not an Investment Company.  Neither the Company nor any of the Subsidiaries is or, after giving effect to the offering and sale of the Shares and the application of the proceeds thereof as described in the Prospectus, will be required to register as an “investment company” as defined in the Investment Company Act of 1940, as amended.

(y)  Good Title to Property.  The Company and each of the Subsidiaries has good and valid title to all property (whether real or personal) described in the Registration Statement, the Disclosure Package and the Prospectus, except for the new three-story building totaling approximately 13,803 square meters (i.e., approximately 148,574 square feet) for the new production facility with an expected annual production capacity of up to 40,000 tons of fertilizer products as described in the Registration Statement, in which case the Company is in the process of applying for title certificates for registering such property under the Techteam’s name,  as being owned by each of them, in each case free and clear of all liens, claims, security interests, other encumbrances or defects except such as are described in the Registration Statement, the Disclosure Package and the Prospectus and those that would not, individually or in the aggregate materially and adversely affect the value of such property and do not materially and adversely interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries.  All of the property described in the Registration Statement, the Disclosure Package and the Prospectus as being held under lease by the Company or a Subsidiary is held thereby under valid, subsisting and enforceable leases, without any liens, restrictions, encumbrances or claims, except those that, individually or in the aggregate, are not material and do not materially interfere with the use made and proposed to be made of such property by the Company and the Subsidiaries.

(z)  Intellectual Property Rights.  The Company and the Subsidiaries own, or have obtained valid and enforceable licenses for, or other rights to use, the inventions, patent applications, patents, trademarks (both registered and unregistered), tradenames, copyrights, trade secrets and other proprietary information described in the Registration Statement, the Disclosure Package and the Prospectus as being owned or licensed by them or which are necessary for the conduct of their respective businesses, except where the failure to own, license or have such rights would not, individually or in the aggregate, result in a Material Adverse Effect (collectively, “Intellectual Property”); except as described in the Registration Statement, the Disclosure Package and the Prospectus (i) there are no third parties who have or, to the Company’s knowledge, will be able to establish rights to any Intellectual Property, except for the ownership rights of the owners of the Intellectual Property which is licensed to the Company; (ii) to the Company’s knowledge, there is no infringement by third parties of any Intellectual Property; (iii) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others challenging the Company’s rights in or to, or the validity, enforceability, or scope of, any Intellectual Property owned by or licensed to the Company, and the Company is unaware of any facts which could form a reasonable basis for any such claim; (iv) there is no pending or, to the Company’s knowledge, threatened action, suit, proceeding or claim by others that the Company or any of the Subsidiaries infringes or otherwise violates any patent, trademark, copyright, trade secret or other proprietary rights of others, and the Company is unaware of any facts which could form a reasonable basis for any such claim; (v) to the Company’s knowledge, there is no patent or patent application that contains claims that interfere with the issued or pending claims of any of the Intellectual Property; and (vi) to the Company’s knowledge, there is no prior art that may render any patent owned by the Company invalid, nor is there any prior art known to the Company that may render any patent application owned by the Company unpatentable.

(aa)  Taxes.  The Company and each of the Subsidiaries has timely filed all material federal, state, local and foreign income and franchise tax returns (or timely filed applicable extensions therefore) that have been required to be filed and are not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto, other than any which the Company or any of the Subsidiaries is contesting in good faith and for which adequate reserves have been provided and reflected in the Company’s financial statements included in the Registration Statement, the Disclosure Package and the Prospectus.  Neither the Company nor any of its Subsidiaries has any tax deficiency that has been or, to the knowledge of the Company, might be asserted or threatened against it that would result in a Material Adverse Effect.

(bb)  Insurance.  Except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus, neither the Company nor any of the Subsidiaries maintains insurance covering risks relating to the conduct of its business and the value of its properties.  All insurance coverage disclosed in the Registration Statement, the Disclosure Package and/or the Prospectus is fully in force on the date hereof and will be fully in force as of the Closing Date.  Neither the Company nor any of the Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

(cc)  Accounting Controls.  The Company and each of the Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(dd)  Disclosure Controls.  The Company has established, maintains and evaluates “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) and 15d-15(e) under the Exchange Act), which (i) are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, (ii) have been evaluated for effectiveness as of the end of the last fiscal period covered by the Registration Statement; and (iii) such disclosure controls and procedures are effective to perform the functions for which they were established. There are no significant deficiencies and material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data to management and the Board of Directors. The Company is not aware of any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; and since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses.

(ee)  Corrupt Practices.  At all times that the Company has been subject to Foreign Corrupt Practices Act of 1977, as amended, neither the Company nor, to the Company’s knowledge, any other person associated with or acting on behalf of the Company, including without limitation any director, officer, agent or employee of the Company or its Subsidiaries has, directly or indirectly, while acting on behalf of the Company or its Subsidiaries (i) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended or (iv) made any other unlawful payment.

(ff)  No Price Stabilization.  Neither the Company nor any of the Subsidiaries nor, to the Company’s knowledge, any of their respective officers, directors, affiliates or controlling persons has taken or will take, directly or indirectly, any action designed to cause or result in, or which has constituted or which might reasonably be expected to constitute the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Shares.

(gg)  No Undisclosed Relationships.  No relationship, direct or indirect, exists between or among the Company on the one hand and the directors, officers, stockholders, customers or suppliers of the Company on the other hand which is required to be described in the Registration Statement, the Disclosure Package and the Prospectus which has not been so described. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any member of their respective immediate families, except as disclosed in the Registration Statement, the Disclosure Package and the Prospectus. The Company has not, in violation of the Sarbanes-Oxley Act, directly or indirectly, extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.

(hh)  Sarbanes-Oxley Act.  The Company, and to its knowledge after due inquiry, all of the Company’s directors or officers, in their capacities as such, are in compliance in all material respects with all applicable effective provisions of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the Commission.

(ii)  Brokers Fees.  Except for that certain Placement Agent Agreement by and between Shaanxi Techteam Jinong Humic Acid Product Co., Ltd. and its subsidiaries and affiliates and Hickey Freihofner Capital, a division of Brill Securities, Inc. dated as of July 15, 2007 (the “HFC Agreement”), neither the Company nor any of the Subsidiaries is a party to any contract, agreement or understanding with any person (other than this Agreement) that would give rise to a valid claim against the Company or the Subsidiaries or the Underwriter for a brokerage commission, finder’s fee or other like payment in connection with the offering and sale of the Shares. The Company entered into a waiver agreement dated July 14, 2009 with Hickey Freihofner Capital and Brill Securities, which waived any Continuing Rights, as defined therein, arising from the HFC Agreement (the "HFC Waiver").  Neither the Company nor any of its Subsidiaries or affiliates have directly or indirectly, provided or agreed to provide to Hickey Freihofner Capital, Brill Securities or any of their affiliates any compensation whatsoever, including but not limited to cash, securities or other items of monetary value or other rights, for or in connection with the offering and sale of the Shares, including the execution, delivery and performance of the obligations under the HFC Waiver.

(jj)  Exchange Act Requirements. The Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(a), 13(e), 14 and 15(d) of the Exchange Act during the preceding 12 months (except to the extent that Section 15(d) requires reports to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act, which shall be governed by the next clause of this sentence); and the Company has filed in a timely manner all reports required to be filed pursuant to Sections 13(d) and 13(g) of the Exchange Act since January 1, 2004, except where the failure to timely file could not reasonably be expected individually or in the aggregate to have a Material Adverse Effect.

(kk)  FINRA Affiliations.  To the Company’s knowledge, there are no affiliations or associations between (i) any member of FINRA and (ii) the Company or any of the Company’s officers, directors or 5% or greater securityholders or any beneficial owner of the Company’s unregistered equity securities that were acquired at any time on or after the one hundred eightieth (180th) day immediately preceding the date the Registration Statement was initially filed with the Commission, except as set forth in the Registration Statement, the Disclosure Package and the Prospectus.

(ll)  Compliance with Environmental Laws.  The Company and the Subsidiaries (a) are in compliance with any and all applicable foreign, federal, state and local laws, orders, rules, regulations, directives, decrees and judgments relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (b) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (c) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, individually or in the aggregate, result in a Material Adverse Effect.  There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, result in a Material Adverse Effect.

(mm)  No Labor Disputes.  Neither the Company nor any Subsidiary is engaged in any unfair labor practice; except for matters that would not, individually or in the aggregate, result in a Material Adverse Effect  (i) there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any Subsidiary before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge after due inquiry, threatened against the Company or any Subsidiary and (C) no union representation dispute currently existing concerning the employees of the Company or any Subsidiary, and (ii) to the Company’s knowledge (A) no union organizing activities are currently taking place concerning the employees of the Company or any Subsidiary and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws concerning the employees of the Company.

(nn)  ERISA.  The Company is in compliance in all material respects with all presently applicable provisions of the Employee Retirement Income Security Act of 1974, as amended, including the regulations and published interpretations thereunder (“ERISA”); no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company would have any liability; the Company has not incurred and does not expect to incur liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan” or (ii) Sections 412 or 4971 of the Internal Revenue Code of 1986, as amended, including the regulations and published interpretations thereunder (the “Code”); and each “pension plan” for which the Company would have any liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

(oo)  Exchange Act Registration; Listing.  The Common Stock, including the Shares, is registered pursuant to Section 12(b) or 12(g) of the Exchange Act and the Common Stock has been approved for listing on the Amex, and the Company has taken no action designed to, or likely to have the effect of, termination the registration of the Common Stock under the Exchange Act or delisting of the Common Stock from the Amex, nor has the Company received any notification that the Commission or FINRA is contemplating terminating such registration or listing. The Company has complied in all material respects with the applicable requirements of the Amex for maintenance of inclusion of the Common Stock thereon.

(pp)  PFIC Status.  The Company is not, for the taxable year ended December 31, 2008, and upon consummation of the transactions described hereby and the application of the proceeds as described in the Registration Statement, the Disclosure Package and the Prospectus is not expected to become, a Passive Foreign Investment Company within the meaning of Section 1297 of the Internal Revenue Code, as amended.

(qq)  Statistical or Market-Related Data.  Any statistical, industry-related and market-related data included or incorporated by reference in the Registration Statement, the Disclosure Package, the Prospectus or “road show” presentation, are based on or derived from sources that the Company reasonably and in good faith believes to be reliable and accurate, and such data agree with the sources from which they are derived.

(rr)  Descriptions of Documents.  The statements set forth in each of the Disclosure Package and the Prospectus describing the Shares and this Agreement, insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate, complete and fair in all material respects.

(ss)  Money Laundering Laws.  The operations of the Company are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company with respect to the Money Laundering Laws is pending, or to the knowledge of the Company, threatened.

(tt)  OFAC. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity that, to the Company’s knowledge, will use such proceeds, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

Any certificate signed by any officer of the Company or a Subsidiary and delivered to the Underwriter or to counsel for the Underwriter in connection with the offering of the Shares shall be deemed a representation and warranty by the Company (and not such officer in an individual capacity) to the Underwriter as to the matters covered thereby.

Section 2.  Purchase, Sale and Delivery of Shares.

(a)  Purchase and Sale of Shares.  On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to issue and sell the Shares to the Underwriter, and the Underwriter agrees to purchase from the Company the Shares as set forth opposite the name of such Underwriter below on the signature page hereof.  The pricing terms of the purchase of the Shares by the Underwriter and the pricing terms of the offering of the Shares to the public are as set forth in Schedule II hereto.

In addition, the Company hereby grants to the Underwriter the option to purchase an aggregate of up to 15% of the Shares purchased pursuant to this Agreement and, upon the basis of the warranties and representations and subject to the terms and conditions herein set forth, the Underwriter shall have the right to purchase, from the Company (subject to such adjustment as you shall determine to avoid fractional shares), all or a portion of additional Shares (“Additional Shares”) as may be necessary to cover over-allotments made in connection with the offering of the Shares, at the same purchase price per share to be paid by the Underwriter to the Company for the Shares.  This option may be exercised by you in whole or in part and at any time or from time to time on or before the thirtieth day following the date hereof, by written notice to the Company.  Such notice shall set forth the aggregate number of Additional Shares as to which the option is being exercised, and the date and time when the Additional Shares are to be delivered (such date and time being herein referred to as an “Option Closing Date”); provided, however, that no Option Closing Date shall be earlier than the Closing Date (as defined below) nor earlier than the first business day after the date on which the option shall have been exercised with respect to the Additional Shares to be purchased on such Option Closing Date nor later than the fifth business day after the date on which the option shall have been exercised with respect to the Additional Shares to be purchased on such Option Closing Date unless the Company and you otherwise agree.

Payment of the purchase price and delivery for the Additional Shares shall be made at the Option Closing Date in the same manner and at the same office as the payment for the Shares as set forth in subparagraph (b) below.  For the purpose of expediting the checking of certificates for the Additional Shares by you, the Company agrees to make forms of such certificates available to you for such purpose the earlier of the first business day after the date on which the option shall have been exercised. Any closing of the purchase of Additional Shares hereunder is hereinafter referred to as an “Option Closing”.

(b)  The Shares will be delivered by the Company by credit through full fast transfer to the account at The Depository Trust Company designated by the Underwriter against payment of the purchase price therefor by wire transfer of same day funds payable to the order of the Company, as appropriate, at the offices of Roth Capital Partners, LLC, 24 Corporate Plaza, Newport Beach, CA 92660, or such other location as may be mutually acceptable, at 6:00 a.m. PDT, on the third (or if the Shares are priced, as contemplated by Rule 15c6-1(c) under the Exchange Act, after 4:30 p.m. Eastern time, the fourth) full business day following the date hereof, or at such other time and date as the Underwriter and the Company determine pursuant to Rule 15c6-1(a) under the Exchange Act, such time and date of delivery being herein referred to as the “Closing Date.”

Section 3.  Covenants.

The Company covenants and agrees with the Underwriter as follows:

(a)  Reporting Obligations; Exchange Act Compliance.  The Company will (i) file the Preliminary Prospectus and the Prospectus with the Commission within the time periods specified by Rule 424(b) and Rule 430B, as applicable under the Securities Act, and (ii) file promptly all reports required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act subsequent to the date of the Prospectus and during such period as the Prospectus would be required by law to be delivered  (whether physically or through compliance with Rule 172 under the Securities Act or any similar rule) (the “Prospectus Delivery Period”).

(b)  Amendments or Supplements.  The Company will not, during the Prospectus Delivery Period in connection with the offering contemplated by this Agreement, file any amendment or supplement to the Registration Statement or the Prospectus unless a copy thereof shall first have been submitted to the Underwriter within a reasonable period of time prior to the filing thereof and the Underwriter shall not have reasonably objected thereto in good faith.

(c)  Free Writing Prospectuses.  The Company will not make any offer relating to the Shares that would constitute an “issuer free writing prospectus” (as defined in Rule 433) or that would otherwise constitute a “free writing prospectus” (as defined in Rule 405 under the Securities Act).

(d)  Notice to Underwriter.  The Company will notify the Underwriter promptly, and will, if requested, confirm such notification in writing: (i) the receipt of any comments of, or requests for additional information from, the Commission; (ii) the time and date of any filing of any post-effective amendment to the Registration Statement or any amendment or supplement to the Disclosure Package or the Prospectus, (iii) the time and date when any post-effective amendment to the Registration Statement becomes effective, but only during the Prospectus Delivery Period; (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement, or any post-effective amendment thereto or any order preventing or suspending the use of any Preliminary Prospectus, the Disclosure Package, or the Prospectus, or the initiation of any proceedings for that purpose or the threat thereof, but only during the Prospectus Delivery Period; (v) of receipt by the Company of any notification with respect to any suspension or the approval of the Shares from any securities exchange upon which it is listed for trading or included or designated for quotation, or the initiation or threatening of any proceeding for such purpose.  The Company will use its best efforts to prevent the issuance or invocation of any such stop order or suspension by the Commission and, if any such stop order or suspension is so issued or invoked, to obtain as soon as possible the withdrawal or removal thereof.

(e)  Filing of Amendments or Supplements. If, during the Prospectus Delivery Period, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus (or, if the Prospectus is not yet available to prospective purchasers, the Disclosure Package) in order to make the statements therein, in the light of the circumstances when the Prospectus (or, if the Prospectus is not yet available to prospective purchasers, the Disclosure Package) is delivered to an Investor, not misleading, or if, in the opinion of counsel for the Underwriter, it is necessary to amend or supplement the Prospectus (or, if the Prospectus is not yet available to prospective purchasers, the Disclosure Package) to comply with applicable law, forthwith to prepare, file with the Commission and furnish, at its own expense, to the Underwriter, either amendments or supplements to the Prospectus (or, if the Prospectus is not yet available to prospective purchasers, the Disclosure Package) so that the statements in the Prospectus (or, if the Prospectus is not yet available to prospective purchasers, the Disclosure Package) as so amended or supplemented will not, in the light of the circumstances when the Prospectus (or, if the Prospectus is not yet available to prospective purchasers, the Disclosure Package) is delivered to an Investor, be misleading or so that the Prospectus (or, if the Prospectus is not yet available to prospective purchasers, the Disclosure Package), as amended or supplemented, will comply with law.

(f)  Delivery of Copies.  The Company will deliver promptly to the Underwriter and its counsel such number of the following documents as the Underwriter shall reasonably request:  (i) conformed copies of the Registration Statement as originally filed with the Commission and each amendment thereto (in each case excluding exhibits), (ii) copies of any Preliminary Prospectus, (iii) during the Prospectus Delivery Period, copies of the Prospectus (or any amendments or supplements thereto), (iv) any document incorporated by reference in the Prospectus (other than any such document that is filed with the Commission electronically via EDGAR or any successor system) and (v) all correspondence to and from, and all documents issued to and by, the Commission in connection with the registration of the Shares under the Securities Act.

(g)  Earnings Statement. As soon as practicable, but in any event not later than 15 months after the end of the Company’s current fiscal quarter, the Company will make generally available to holders of its securities and deliver to the Underwriter, an earnings statement of the Company (which need not be audited) that will satisfy the provisions of Section 11(a) and Rule 158 of the Securities Act.

(h)  Use of Proceeds.  The Company will apply the net proceeds from the sale of the Shares in the manner set forth in the Registration Statement, Disclosure Package and the Prospectus under the heading “Use of Proceeds”.

(i)  Public Communications.  Prior to the Closing Date and prior to the earlier of (i) the thirtieth day after the date of this Agreement or (ii) the Option Closing Date after which all of the Additional Shares have been purchased by the Underwriter, the Company will not issue any press release or other communication directly or indirectly or hold any press conference with respect to the Company, its condition, financial or otherwise, or the earnings, business, operations or prospects of any of them, or the offering of the Shares, without the prior written consent of the Underwriter, unless in the reasonable judgment of the Company and its counsel, and after notification to the Underwriter, such press release or communication is required by law, in which case the Company shall use its best efforts to allow the Underwriter reasonable time to comment on such release or other communication in advance of such issuance.

(j)  Lock-Up Period.  For a period of 90 days after the date hereof (the “Lock-Up Period”), the Company will not directly or indirectly, (1) offer to sell, hypothecate, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase (to the extent such option or contract to purchase is exercisable within one year from the Closing Date), purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to, any shares of Common Stock, or any securities convertible into or exercisable or exchangeable for shares of Common Stock, provided that the foregoing restriction shall not apply to establishment of an employee stock option plan by the Company and issuance of options pursuant to such plan during the Lock-Up Period; (2) file or cause to become effective a registration statement, other than on Form S-8, under the Securities Act relating to the offer and sale of any shares of Common Stock or securities convertible into or exercisable or exchangeable for shares of Common Stock or (3) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clauses (1), (2) or (3) above is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise, without the prior written consent of the Underwriter (which consent may be withheld in its sole discretion), other than (i) the Shares to be sold hereunder, (ii) the issuance of shares  of Common Stock upon the exercise of options or warrants outstanding as of the date of this Agreement or to satisfy other pre-existing issuance obligations disclosed in the Company’s periodic SEC filings prior to the date of this Agreement; and (iii) the issuance by the Company of any shares of Common Stock, upon five (5) business days notice to the Underwriter, as consideration for mergers, acquisitions, other business combinations, or strategic alliances, occurring after the date of this Agreement.  Notwithstanding the foregoing, for the purpose of allowing the Underwriter to comply with NASD Rule 2711(f)(4), or the applicable successor FINRA Rule when published, if (1) during the last 17 days of the Lock-Up Period, the Company releases earnings results or publicly announces other material news or a material event relating to the Company occurs or (2) prior to the expiration of the Lock-Up Period, the Company announces that it will release earnings results during the 16 day period beginning on the last day of the Lock-Up Period, then in each case the Lock-Up Period will be extended until the expiration of the 18 day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless the Underwriter waives, in writing, such extension.  The Underwriter agrees to waive such extension if the provisions of NASD Rule 2711(f)(4) (or any applicable successor rule) are not applicable to the Offering. The Company agrees not to accelerate the vesting of any option or warrant or other contractual right or the lapse of any repurchase right prior to the expiration of the Lock-Up Period.

(k)  Stabilization. The Company will not take directly or indirectly any action designed, or that might reasonably be expected to cause or result in, or that will constitute, stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Shares.

(l)  Transfer Agent.  The Company shall engage and maintain, at its expense, a transfer agent and, if necessary under the jurisdiction of incorporation of the Company, a registrar for the Shares.

(m)  Investment Company Act.  The Company shall not invest, or otherwise use the proceeds received by the Company from its sale of the Shares in such a manner as would require the Company to register as an investment company under the Investment Company Act.

(n)  Sarbanes-Oxley Act.  The Company will comply with all effective applicable provisions of the Sarbanes-Oxley Act.

(o)  Periodic Reports.  The Company will file with the Commission such periodic and special reports as required by the Securities Act.

(p)  Amex. The Company will use its best efforts to obtain approval for, and maintain the listing of the Shares on the Amex for so long as the Common Stock is listed thereon.

(q)  HFC Waiver.  Neither the Company nor any of its Subsidiaries or affiliates will provide Hickey Freihofner Capital, Brill Securities or any of their affiliates any cash compensation, other items of monetary value or other rights in connection with the offering and sale of the Shares, including the execution, delivery and performance of the obligations under the HFC Waiver; provided that nothing in this Section 3(q) shall be interpreted to preclude the Company from engaging the services of Hickey Freihofner Capital in connection with any future offering of the Company’s securities with compensation for such services at the then market rate.

Section 4.  Costs and Expenses.

The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay (or reimburse if paid by the Underwriter) all actual out-of-pocket costs and expenses incident to the performance of the obligations of the Company under this Agreement and in connection with the transactions contemplated hereby, including but not limited to costs and expenses of or relating to (i) the preparation, printing, filing, delivery and shipping of the Registration Statement, each Preliminary Prospectus, the Disclosure Package and the Prospectus, and any amendment or supplement to any of the foregoing and the printing and furnishing of copies of each thereof to the Underwriter and dealers (including costs of mailing and shipment), (ii) the registration, issue, sale and delivery of the Shares including any stock or transfer taxes and stamp or similar duties payable upon the sale, issuance or delivery of the Shares and the printing, delivery, and shipping of the certificates representing the Shares, (iii) the fees and expenses of any transfer agent or registrar for the Shares, (iv) the filing fees required to be paid by the Underwriter or the Company with FINRA (including all COBRADesk fees), (v) fees, disbursements and other charges of counsel to the Company (vi) listing fees, if any, for the listing or quotation of the Shares on the Amex, (vii) fees and disbursements of the Company’s auditor incurred in delivering the letter(s) described in Section 5(i) of this Agreement, and (viii) the costs and expenses of the Company and the Underwriter in connection with the marketing of the offering and the sale of the Shares to prospective investors including, but not limited to, those related to any presentations or meetings undertaken in connection therewith including, without limitation, expenses associated with the production of road show slides and graphics, fees and expenses of any consultants engaged with the written consent of the Company in connection with the road show presentations, travel, lodging and other expenses incurred by the officers of the Company and any such consultants, and the cost of any aircraft or other transportation chartered by the Company in connection with the road show.  It is understood that except as provided in this Section 4, Section 6 and Section 8(b), the Underwriter shall pay all of its own expenses.

Section 5.  Conditions of Underwriter's Obligations.

The obligations of the Underwriter hereunder are subject to the following conditions:

(a)  Filings with the Commission.  The Prospectus shall have been filed with the Commission pursuant to Rule 424(b) under the Securities Act at or before 5:30 p.m., Eastern time, on the second full business day after the date of this Agreement (or such earlier time as may be required under the Securities Act).

(b)  No Stop Orders.  Prior to the Closing or the Option Closing, as applicable: (i) no stop order suspending the effectiveness of the Registration Statement shall have been issued under the Securities Act and no proceedings initiated under Section 8(d) or 8(e) of the Securities Act for that purpose shall be pending or threatened by the Commission, and (ii) any request for additional information on the part of the Commission (to be included in the Registration Statement, the Disclosure Package, the Prospectus or any Issuer Free Writing Prospectus or otherwise) shall have been complied with to the reasonable satisfaction of the Underwriter.

(c)  Action Preventing Issuance.  No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date or the Option Closing Date, as applicable, prevent the issuance or sale of the Shares; and no injunction, restraining order or order of any other nature by any federal, state or foreign court of competent jurisdiction shall have been issued as of the Closing Date or the Option Closing Date, as applicable, which would prevent the issuance or sale of the Shares.

(d)  Objection of Underwriter.  No Prospectus or amendment or supplement to the Registration Statement shall have been filed to which the Underwriter shall have objected in writing, which objection shall not be unreasonable.  The Underwriter shall not have advised the Company that the Registration Statement, the Disclosure Package or the Prospectus, or any amendment thereof or supplement thereto, or any Issuer Free Writing Prospectus contains an untrue statement of fact which, in its opinion, is material, or omits to state a fact which, in its opinion, is material and is required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)  No Material Adverse Change.  (i)  Prior to the Closing or the Option Closing, as applicable, there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company from that set forth in the Disclosure Package and the Prospectus that, in the Underwriter’s judgment, is material and adverse and that makes it, in the Underwriter’s  judgment, impracticable to market the Shares on the terms and in the manner contemplated in the Disclosure Package.

(ii)  There shall not have occurred any of the following:  (i) a suspension or material limitation in trading in securities generally on the New York Stock Exchange, the NYSE Amex or the Nasdaq Stock Market or the establishing on such exchanges by the SEC or by such exchanges of minimum or maximum prices that are not in force and effect on the date hereof; (ii) a suspension or material limitation in trading in the Company’s securities on Amex or the establishing on such market by the SEC or by such market of minimum or maximum prices that are not in force and effect on the date hereof; (iii) a general moratorium on commercial banking activities declared by either federal or any state authorities; (iv) the outbreak or escalation of hostilities involving the United States or the declaration by the United States of a national emergency or war, which in your judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares in the manner contemplated in the Prospectus; or (v) any calamity or crisis, change in national, international or world affairs, act of God, change in the international or domestic markets, or change in the existing financial, political or economic conditions in the United States or elsewhere, that in your judgment makes it impracticable or inadvisable to proceed with the public offering or the delivery of the Shares or the Additional Shares, as applicable, in the manner contemplated in each of the Disclosure Package and the Prospectus.

(f)  Representations and Warranties.  Each of the representations and warranties of the Company contained herein shall be true and correct when made and on and as of the Closing Date, or the Option Closing Date, as applicable, as if made on such date (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date), and all covenants and agreements herein contained to be performed on the part of the Company and all conditions herein contained to be fulfilled or complied with by the Company at or prior to the Closing Date or the Option Closing Date, as applicable, shall have been duly performed, fulfilled or complied with.

(g)  Opinion of Counsel to the Company.  On the Closing Date, there shall have been furnished to the Underwriter the opinion of Guzov Ofsink, LLC, counsel for the Company, dated the Closing Date and addressed to the Underwriter, in form and substance reasonably satisfactory to the Underwriter, including customary negative assurance representations.

  In rendering such opinion such counsel may rely (i) as to matters of law other than Nevada, New Jersey, New York, and federal law, upon the opinion or opinions of local counsel provided that the extent of such reliance is specified in such opinion and that such counsel shall state that such opinion or opinions of local counsel are satisfactory to them and that they believe they and the Underwriter are justified in relying thereon and (ii) as to matters of fact, to the extent such counsel deems reasonable upon certificates of officers of the Company and its Subsidiaries provided that the extent of such reliance is specified in such opinion.

(h)  Opinion of PRC Counsel to the Company.  On the Closing Date, there shall have been furnished to the Underwriter the Opinion of Global Law Office, PRC counsel for the Company, dated the Closing Date and addressed to the Underwriter, in form and substance reasonably satisfactory to the Underwriter.

(i)  Accountant’s Comfort Letter.  The Underwriter shall have received on the date of the Time of Sale, a letter dated the date hereof (the “Original Letter”), addressed to the Underwriter and in form and substance reasonably satisfactory to the Underwriter and its counsel, from Kabani & Company, Inc., which letter shall cover, without limitation, the various financial disclosures, if any, contained in the Disclosure Package and shall contain statements and information of the type customarily included in accountants’ “comfort letters” to underwriters, delivered according to Statement of Auditing Standards No. 72 and Statement of Auditing Standard No. 100 (or successor bulletins), with respect to the audited and unaudited financial statements and certain financial information contained in or incorporated by reference into the Registration Statement, the Disclosure Package and the Prospectus.  At the Closing Date and any Option Closing Date, as applicable, the Underwriter shall have received from Kabani & Company, Inc., a letter, dated the Closing Date or the Option Closing Date, as applicable, which shall confirm, on the basis of a review in accordance with the procedures set forth in the Original Letter, that nothing has come to their attention during the period from the date of the Original Letter referred to in the prior sentence to a date (specified in the letter) not more than three days prior to the Closing Date or the Option Closing Date, as applicable, which would require any change in the Original Letter if it were required to be dated and delivered at the Closing Date, or the Option Closing Date, as applicable.

(j)  Officer’s Certificate.  The Underwriter shall have received on the Closing Date, or the Option Closing Date, as applicable, a certificate, addressed to the Underwriter and dated the Closing Date, or the Option Closing Date, as applicable, of the chief executive or chief operating officer and the chief financial officer or chief accounting officer of the Company to the effect that:

(i)  each of the representations, warranties and agreements of the Company in this Agreement were true and correct when originally made and are true and correct as of the Time of Sale and the Closing Date or the Option Closing Date, as applicable (except that those representations and warranties that address matters only as of a particular date shall remain true and correct as of such date); and the Company has complied with all agreements and satisfied all the conditions on its part required under this Agreement to be performed or satisfied at or prior to the Closing Date, or the Option Closing Date, as applicable;

(ii)  subsequent to the respective dates as of which information is given in the Disclosure Package, there has not been (A) a material adverse change or any development involving a prospective material adverse change in the general affairs, business, properties, management, financial condition or results of operations of the Company and the Subsidiaries taken as a whole, (B) any transaction that is material to the Company and the Subsidiaries taken as a whole, except transactions entered into in the ordinary course of business, (C) any obligation, direct or contingent, that is material to the Company and the Subsidiaries taken as a whole, incurred by the Company or the Subsidiaries, except obligations incurred in the ordinary course of business, (D) except as disclosed in the Disclosure Package and in the Prospectus, any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants) or any material change in the short term or long term indebtedness of the Company or any of the Subsidiaries taken as a whole, (E) any dividend or distribution of any kind declared, paid or made on the capital stock of the Company any of the Subsidiaries or (F) any loss or damage (whether or not insured) to the property of the Company or any of its Subsidiaries which has been sustained or will have been sustained which has had or is reasonably likely to result in a Material Adverse Effect.

(iii)  no stop order suspending the effectiveness of the Registration Statement or any part thereof or any amendment thereof or the qualification of the Shares for offering or sale, nor suspending or preventing the use of the Disclosure Package or the Prospectus shall have been issued, and no proceedings for that purpose shall be pending or to their knowledge, threatened by the Commission or any state or regulatory body; and

(iv)  the signers of said certificate have reviewed the Registration Statement, the Disclosure Package and the Prospectus, and any amendments thereof or supplements thereto (and any documents filed under the Exchange Act and deemed to be incorporated by reference into the Disclosure Package and the Prospectus), and (A) (i) each part of the Registration Statement and any amendment thereof do not and did not contain when the Registration Statement (or such amendment) became effective, any untrue statement of a material fact or omit to state, and did not omit to state when the Registration Statement (or such amendment) became effective, any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) as of the Time of Sale, the Disclosure Package did not contain any untrue statement of material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) the Prospectus, as amended or supplemented, does not and did not contain, as of its issue date, any untrue statement of material fact or omit to state and did not omit to state as of such date, a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (B) since the Time of Sale, there has occurred no event required to be set forth in an amendment or supplement to the Registration Statement, the Disclosure Package or the Prospectus which has not been so set forth and there has been no document required to be filed under the Exchange Act that upon such filing would be deemed to be incorporated by reference in to the Disclosure Package and into the Prospectus that has not been so filed.

(k)  Secretary’s Certificate.  On the Closing Date, or the Option Closing Date, as applicable, the Company shall have furnished to the Underwriter a Secretary’s Certificate of the Company including copies of all resolutions of the Company’s Board of Directors or committees thereof relating to the Registration Statement and the offer and sale of the Shares, and the Company’s Articles of Incorporation and Bylaws as amended and in effect on the Closing Date.

(l)  Other Filings with the Commission.  The Company shall have prepared and filed with the Commission a Current Report on Form 8-K with respect to the transactions contemplated hereby, including as an exhibit thereto this Agreement and any other documents relating thereto.

(m)  No FINRA Objection.  FINRA shall not have raised any objection with respect to the fairness and reasonableness of the placement agency terms and arrangements relating to the issuance and sale of the Shares; provided that if any such objection is raised, the Company and the Underwriter shall negotiate promptly and in good faith appropriate modifications to such underwriting terms and arrangements in order to satisfy such objections.

(n)  Amex. The Shares shall have been approved for listing on Amex, subject to official notice of issuance.

(o)  CEO Lock-Up Agreement. Mr. Tao Li shall execute and deliver a Lock-up Agreement, in a form satisfactory to the Underwriter, restricting the transfer or other disposition of any shares of Common Stock of the Company or securities convertible into, exchangeable, or exercisable for Common Stock of the Company held of record or beneficially by Mr. Li for a period of ninety (90) days after the Closing Date.

(p)  Additional Documents.  Prior to the Closing Date, or the Option Closing Date, as applicable, the Company shall have furnished to the Underwriter such further information, certificates or documents as the Underwriter shall have reasonably requested for the purpose of enabling it to pass upon the issuance and sale of the Shares as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

All opinions, letters, evidence and certificates mentioned above or elsewhere in this Agreement shall be deemed to be in compliance with the provisions hereof only if they are in form and substance reasonably satisfactory to counsel for the Underwriter.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Underwriter by notice to the Company at any time prior to the Closing Date, or the Option Closing Date, as applicable, which termination shall be without liability on the part of any party to any other party, except that Section 4, Section 6 and Section 8 shall at all times be effective and shall survive such termination.

Section 6.  Indemnification and Contribution.

(a)  Indemnification of the Underwriter.  The Company agrees to indemnify and hold harmless the Underwriter against any losses, claims, damages or liabilities to which the Underwriter may become subject, under the Securities Act or otherwise (including in settlement of any litigation if such settlement is effected with the written consent of the Company), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, including the information deemed to be a part of the Registration Statement at the time of effectiveness and at any subsequent time pursuant to Rule 430B of the Rules and Regulations, the Disclosure Package, the Prospectus, or any amendment or supplement thereto (including any documents filed under the Exchange Act and deemed to be incorporated by reference into the Prospectus) or in any materials or information provided to investors by, or with the approval of, the Company in connection with the marketing of the offering of the Common Stock (“Marketing Materials”), including any roadshow or investor presentations made to investors by the Company (whether in person or electronically) or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Underwriter for any legal or other expenses reasonably incurred by it in connection with investigating or defending against such loss, claim, damage, liability or action; or (ii) in whole or in part upon any inaccuracy in the representations and warranties of the Company contained herein; or (iii) in whole or in part upon any failure of the Company to perform its obligations hereunder or under law; provided, however, that the Company shall not be liable in any such case to the extent that any such loss, claim, damage, liability or action arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, any Preliminary Prospectus, the Disclosure Package, the Prospectus, or any such amendment or supplement, or in any Marketing Materials, in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use in the preparation thereof.

The Company agrees that, as an interim measure during the pendency of any claim, action, investigation, inquiry or other proceeding arising out of or based upon any statement or omission, or any alleged statement or omission, described in this Section 6(a), it will reimburse the Underwriter on a monthly basis for all reasonable legal fees or other expenses incurred in connection with investigating or defending any such claim, action, investigation, inquiry or other proceeding, notwithstanding the absence of a judicial determination as to the propriety and enforceability of the Company’s obligation to reimburse the Underwriter for such expenses and the possibility that such payments might later be held to have been improper by a court of competent jurisdiction.  To the extent that any such interim reimbursement payment is so held to have been improper, the Underwriter shall promptly return it to the Company, together with interest, compounded daily, determined on the basis of the prime rate (or other commercial lending rate for borrowers of the highest credit standing) announced from time to time by Wells Fargo Bank, N.A. (the “Prime Rate”).  Any such interim reimbursement payments which are not made to the Underwriter within 30 days of a written request for reimbursement shall bear interest at the Prime Rate from the date of such request.  This indemnity agreement shall be in addition to any liabilities which the may otherwise have.

(b)  Indemnification of the Company.  The Underwriter will indemnify and hold harmless the Company against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, the Disclosure Package, the Prospectus, or any amendment or supplement thereto or any Marketing Materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement, the Disclosure Package, the Prospectus, or any amendment or supplement thereto, or any Marketing Materials in reliance upon and in conformity with written information furnished to the Company by the Underwriter specifically for use in the preparation thereof, and will reimburse the Company for any legal or other expenses reasonably incurred by the Company in connection with investigating or defending against any such loss, claim, damage, liability or action.

(c)  Notice and Procedures.  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to any indemnified party except to the extent such indemnifying party has been materially prejudiced by such failure.  In case any such action shall be brought against any indemnified party, and it shall notify the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of the indemnifying party’s election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such subsection for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, that if (i) the indemnified party has reasonably concluded (based on advice of counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, (ii) or a conflict or potential conflict exists (based on advice of counsel to the indemnified party) between the indemnified party and the indemnifying party (in which case the indemnifying party will not have the right to direct the defense of such action on behalf of the indemnified party), or (iii) the indemnifying party has not in fact employed counsel reasonably satisfactory to the indemnified party to assume the defense of such action with a reasonable time after receiving notice of the commencement of the action, the indemnified party shall have the right to employ a single counsel to represent it in any claim in respect of which indemnity may be sought under subsection (a) or (b) of this Section 6, in which event the reasonable fees and expenses of such separate counsel shall be borne by the indemnifying party or parties and reimbursed to the indemnified party as incurred (in accordance with the provisions of the second paragraph in subsection (a) or (b) above).

The indemnifying party under this Section 6 shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (a) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (b) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)  Contribution. If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above, (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriter on the other from the offering of the Shares or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Underwriter on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations.  The relative benefits received by the Company on the one hand and the Underwriter on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriter, in each case as set forth in the table on the cover page of the Prospectus.  The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Underwriter and the parties’ relevant intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission.  The Company and the Underwriter agree that it would not be just and equitable if contributions pursuant to this subsection (d) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this subsection (d).  The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending against any action or claim which is the subject of this subsection (d).  Notwithstanding the provisions of this subsection (d), the Underwriter shall not be required to contribute any amount in excess of the amount by which the total discounts, commissions and expense reimbursement, if any, received by the Underwriter exceeds the amount of any damages that the Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

(e)  Representations and Agreements to Survive Delivery.  The obligations of the Company under this Section 6 shall be in addition to any liability which the Company may otherwise have and the benefits of such obligations shall extend, upon the same terms and conditions, to each person, if any, who controls the Underwriter within the meaning of the Securities Act; and the obligations of the Underwriter under this Section 6 shall be in addition to any liability that the Underwriter may otherwise have and the benefits of such obligations shall extend, upon the same terms and conditions, to each director of the Company (including any person who, with his consent, is named in the Registration Statement as about to become a director of the Company), to each officer of the Company who has signed the Registration Statement and to each person, if any, who controls the Company within the meaning of the Securities Act. The indemnity and contribution agreements of the parties contained in this Section 6 and the covenants, warranties and representations of the Company contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of the Underwriter, any person who controls the Underwriter within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act or any affiliate of the Underwriter, or by or on behalf of the Company, its directors or officers or any person who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and (iii) the issuance and delivery of the Shares. The Company and the Underwriter agree promptly to notify each other of the commencement of any Proceeding against it and, in the case of the Company, against any of the Company’s officers or directors in connection with the issuance and sale of the Shares, or in connection with the Registration Statement, the Disclosure Package or the Prospectus.

Section 7.  Information Furnished by Underwriter.

The Underwriter confirms and the Company acknowledges that the information concerning the Underwriter furnished in writing to the Company by the Underwriter specifically for inclusion in the Registration Statement, the Disclosure Package, or the Prospectus consists only of the information set forth in the table on the cover page of the Prospectus and the information set forth in the “Underwriting” section of the Prospectus and Disclosure Package, only insofar as such information relates to the amount of selling concession and re-allowance or to over-allotment and related activities that may be undertaken by the Underwriter, including, without limitation, those relating to stabilizing transactions (the “Underwriter Information”) and constitutes the only information relating to the Underwriter furnished in writing to the Company by the Underwriter as such information is referred to in Sections 2 and 6 hereof.

Section 8.  Termination.

(a)  The Underwriter shall have the right to terminate this Agreement by giving notice as hereinafter specified at any time at or prior to the Closing Date, without liability on the part of the Underwriter to the Company, if (i) prior to delivery and payment for the Shares (A) trading in securities generally shall have been suspended or materially limited on or by the New York Stock Exchange, the Amex, the Nasdaq Stock Market or the National Association of Securities Dealers, Inc. (each, a “Trading Market”), (B) trading in the shares of Common Stock of the Company shall have been suspended or materially limited on any exchange or in the over-the-counter market, (C) a general moratorium on commercial banking activities shall have been declared by federal or California state authorities, (D) there shall have occurred any outbreak or material escalation of hostilities or acts of terrorism involving the United States or there shall have been a declaration by the United States of a national emergency or war, (E) there shall have occurred any other calamity or crisis or any material change in general economic, political or financial conditions in the United States or elsewhere, if the effect of any such event specified in clause (D) or (E), in the judgment of the Underwriter, makes it impractical or inadvisable to proceed with the completion of the sale of and payment for the Shares on the Closing Date on the terms and in the manner contemplated by this Agreement, the Disclosure Package and the Prospectus, or (ii) since the time of execution of this Agreement or the earlier respective dates as of which information is given in the Disclosure Package, there has been (A) any Material Adverse Effect or (B) the Company shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character that in the judgment of the Underwriter would, individually or in the aggregate, result in a Material Adverse Effect and which would, in the judgment of the Underwriter, make it impracticable or inadvisable to proceed with the offering or the delivery of the Shares on the terms and in the manner contemplated in the Disclosure Package.  Any such termination shall be without liability of any party to any other party except that the provisions of Section 4, Section 6, Section 8(b) and Section 11 hereof shall at all times be effective notwithstanding such termination.

(b) If (1) this Agreement shall be terminated by the Underwriter pursuant to Section 5, Section 8(a)(i)(B) or Section 8(a)(ii)(A) or (2) the sale of the Shares to the Underwriter is not consummated because of any failure, refusal or inability on the part of the Company to comply with the terms or perform any agreement or obligation of this Agreement, other than by reason of a default by the Underwriter, the Company will, in addition to paying the amounts described in Section 4 hereof, reimburse the Underwriter for all of its reasonable and actual out-of-pocket disbursements (including, but not limited to, the reasonable fees and disbursements of its counsel).

Section 9.  Notices.

All statements, requests, notices and agreements hereunder shall be in writing or by facsimile, and:

(a)	if to the Underwriter, shall be delivered or sent by mail, telex or facsimile transmission to:

Roth Capital Partners, LLC
24 Corporate Plaza
Newport Beach, California 92660
Attention: Managing Director
Facsimile No.: 949-720-7223

with a copy (which shall not constitute notice) to:

K&L Gates LLP
10100 Santa Monica Blvd.
7th Floor
Los Angeles, California 90067
Attention: Thomas J. Poletti, Esq./Shoshannah D. Katz, Esq.
Facsimile No.: 310-552-5001

(b)	if to the Company shall be delivered or sent by mail, telex or facsimile transmission to:

China Green Agriculture, Inc.
3/F, Borough A, Block A
No. 181, South Taibai Road
Xi’An, 710065, PRC
Attention: Tao Li, Chief Executive Officer
Facsimile: 86.29.8823.1590

with a copy (which shall not constitute notice) to:

Guzov Ofsink, LLC
600 Madison Avenue, 14th Floor
New York, NY 10022
Attention: Darren Ofsink, Esq.
Facsimile: 212.688.7273

Any such notice shall be effective only upon receipt.  Any party to this Agreement may change such address for notices by sending to the parties to this Agreement written notice of a new address for such purpose.

Section 10.  Persons Entitled to Benefit of Agreement.

This Agreement shall inure to the benefit of and shall be binding upon the Underwriter, the Company and their respective successors and assigns and the controlling persons, officers and directors referred to in Section 6.  Nothing in this Agreement is intended or shall be construed to give to any other person, firm or corporation, other than the persons, firms or corporations mentioned in the preceding sentence, any legal or equitable remedy or claim under or in respect of this Agreement, or any provision herein contained.  The term “successors and assigns” as herein used shall not include any purchaser of the Shares by reason merely of such purchase.

Section 11.  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws provisions thereof.

Section 12.  No Fiduciary Relationship.

The Company hereby acknowledges that the Underwriter is acting solely as underwriter in connection with the offering of the Company’s securities. The Company further acknowledges that the Underwriter is acting pursuant to a contractual relationship created solely by this Agreement entered into on an arm’s length basis and in no event do the parties intend that the Underwriter act or be responsible as a fiduciary to the Company, its management, stockholders, creditors or any other person in connection with any activity that the Underwriter may undertake or have undertaken in furtherance of the offering of the Company’s securities, either before or after the date hereof. The Underwriter hereby expressly disclaims any fiduciary or similar obligations to the Company, either in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions, and the Company hereby confirms its understanding and agreement to that effect. The Company and the Underwriter agree that they are each responsible for making their own independent judgments with respect to any such transactions, and that any opinions or views expressed by the Underwriter to the Company regarding such transactions, including but not limited to any opinions or views with respect to the price or market for the Company’s securities, do not constitute advice or recommendations to the Company. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Underwriter with respect to any breach or alleged breach of any fiduciary or similar duty to the Company in connection with the transactions contemplated by this Agreement or any matters leading up to such transactions.

Section 13.  Headings.

The Section headings in this Agreement have been inserted as a matter of convenience of reference and are not a part of this Agreement.

Section 14.  Amendments and Waivers.

No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

Section 15.  Submission to Jurisdiction.

Except as set forth below, no Proceeding may be commenced, prosecuted or continued in any court other than the courts of the State of California or a United States District Court, each located in Orange County, California, which courts shall have jurisdiction over the adjudication of such matters, and the Company hereby consents to the jurisdiction of such courts and personal service with respect thereto. The Company hereby consents to personal jurisdiction, service and venue in any court in which any Proceeding arising out of or in any way relating to this Agreement is brought by any third party against the Underwriter. The Company hereby waives all right to trial by jury in any Proceeding (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement. The Company agrees that a final judgment in any such Proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts in the jurisdiction of which the Company is or may be subject, by suit upon such judgment.

Section 16.  Counterparts.

This Agreement may be executed in one or more counterparts and, if executed in more than one counterpart, the executed counterparts shall each be deemed to be an original and all such counterparts shall together constitute one and the same instrument.  Delivery of an executed counterpart by facsimile shall be effective as delivery of a manually executed counterpart thereof.

(Signature page immediately follows)

If the foregoing is in accordance with your understanding of the agreement between the Company and the Underwriter, kindly indicate your acceptance in the space provided for that purpose below.

Very truly yours,

CHINA GREEN AGRICULTURE, INC.

By:	/s/ Tao Li
Name: Tao Li
Title: President and Chief Executive Officer

Accepted as of
the date first above written:

ROTH CAPITAL PARTNERS, LLC

By:	/s/ Aaron M. Gurewitz
Name: Aaron M. Gurewitz
Title: Head of Equity Capital Markets

Schedules

Schedule I:	Subsidiaries

Schedule II	Pricing Information

Schedule I

Subsidiaries

Name	Registered Office	Principal Activity	Principal Country of Incorporation	Group % holding
Green Agriculture Holding Corporation	45 Old Millstone Drive Unit 6, East Windsor, NJ 08520	General	New Jersey	100% by China Green Agriculture, Inc.
Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd.	3rd Floor, Borough A, Block A. No.181 South Taibai Road Xi’an, Shaanxi Province People’s Republic of China 710065	Manufacture and sales of humic acid fertilizer	PRC	100% by Green Agriculture Holding Corporation
Xi’an Jintai Agriculture Technology Development Company	3rd Floor, Borough A, Block A. No.181 South Taibai Road Xi’an, Shaanxi Province People’s Republic of China 710065	Research and development of humic acid fertilizer; Manufacture and sales of fruits, vegetables and flowers	PRC	100% by Shaanxi TechTeam Jinong Humic Acid Product Co., Ltd.

Schedule II

Pricing Information

Number of Shares to be Sold:

Public Offering Price:  $7.15 per Share

Underwriting Discount:  $0.3575 per Share

Proceeds to Company (before expenses): $6.7925 per Share